Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: February 1, 2008
CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 2nd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended December 31, 2007 totaled $147,000, or $0.40 per diluted share, compared to net income of $171,000, or $0.46 per diluted share, for the quarter ended December 31, 2006. Net income for the six months ended December 31, 2007 totaled $339,000, or $0.91 per diluted share, compared to net income totaling $393,000, or $1.05 per diluted share, for the six months ended December 31, 2006.

Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended December 31, 2007. The dividend will be payable February 21, 2008 to shareholders of record as of February 11, 2008.

Annualized return on average assets and annualized return on average equity during the quarter ended December 31, 2007 were .48% and 4.27%, respectively, compared to .55% and 5.08%, respectively, for the comparable prior year quarter. For the six months ended December 31, 2007, annualized return on average assets and annualized return on average equity were .55% and 4.92%, respectively, compared to .62% and 5.84%, respectively, for the six months ended December 31, 2006.

Net interest income decreased $106,000 to $1.1 million in the quarter ended December 31, 2007 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 3.23% for the quarter ended December 31, 2007 from 3.58% for the prior year period. The average balance of interest earning assets also decreased by $2.3 million to $117.8 million compared with the prior year period.

For the six months ended December 31, 2007 net interest income decreased $247,000 to $2.2 million, compared to the prior year period. The decrease in net interest income in the current six month period was also primarily the result of a decrease in interest rate spread to 3.29% compared to 3.67% in the prior year period.

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Non-interest income increased $23,000 to $215,000 in the quarter ended December 31, 2007 as compared to the prior year quarter. The primary factors for the increase in non-interest income were an $18,000 increase in loan fees and service charges, a $17,000 increase in gain on the sale of loans and a $13,000 increase in commission income. Non-interest income was increased in the 2006 quarter by a $24,000 recovery of data communication charges billed in error in previous periods.

For the six months ended December 31, 2007 non-interest income increased $88,000 to $477,000 from $389,000 in the prior year period. The primary factors for the increase in non-interest income were a $67,000 gain on the sale of a marketable equity security, a $26,000 increase in gain on the sale of loans and a $17,000 increase in loan fees and service charges. Non-interest income was increased in the prior year period as a result of the $24,000 recovery of data communication charges, discussed above.

Non-interest expense decreased $47,000 to $1.1 million in the quarter ended December 31, 2007 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $14,000 decrease in computer software and support expenses, a $13,000 decrease in staffing costs and a $9,000 decrease in professional fees.

For the six months ended December 31, 2007 non-interest expense decreased $78,000 to $2.1 million compared with the prior year period. The primary factors for the decrease in non-interest expense in the current six month period were a $51,000 decrease in staffing expense, a $6,000 decrease in advertising expense and a $5,000 decrease in computer software and support expense. The decrease in staffing expense is primarily attributed to a $63,000 decrease in the cost of employee pension and health insurance benefits offset by normal increases in payroll expenses.

Non-performing assets were .49% of total assets at December 31, 2007 and consisted of $597,000 in non-performing loans compared to $511,000 in non-performing loans, or .41% of total assets, at June 30, 2007. The allowance for loan losses decreased $9,000 during the six months ended December 31, 2007 due to net charge offs of consumer loans and amounted to $411,000, or 0.49% of total loans, at December 31, 2007. The Company made no loan loss provisions during the six months ended December 31, 2007. At December 31, 2007 the Company’s ratio of allowance for loan losses to non-performing loans was 68.87% compared to 82.22% at June 30, 2007.

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At December 31, 2007 the Company’s assets totaled $121.1 million, compared to total assets of $124.9 million at June 30, 2007. Net loans receivable declined $2.6 million to $82.3 million at December 31, 2007 compared to $84.6 million at June 30, 2007. Total deposits declined $3.9 million to $105.8 million at December 31, 2007 from $109.7 million at June 30, 2007. The net decrease in deposits is primarily attributed to continued intense competition for deposit accounts in the current interest rate environment.

Stockholders’ equity in the Company totaled $13.9 million at December 31, 2007 resulting in a book value per common share of $37.27 based upon 372,600 shares outstanding. At December 31, 2007 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 9.14% and a risk-based capital ratio of 21.29%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	December 31, 2007	June 30, 2007
	(Unaudited)
Total assets	$121,065,077	124,892,754
Loans receivable, net	82,276,223	84,856,618
Mortgage-backed securities	1,317,902	1,474,504
Cash and cash equivalents	22,238,090	13,455,836
Investment securities	11,278,820	21,126,608
Deposits	105,852,495	109,744,662
Stockholders’ equity	13,887,687	13,710,474

PER SHARE DATA:
Book value per common share at period end	$37.27	$36.80

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.73%	.60%
Non-performing assets to total assets	.49%	.41%
Allowance for loan losses to non-performing loans	68.87%	82.22%
Allowance for loan losses to total loans	.50%	.49%

SELECTED OPERATIONS DATA (Unaudited):	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total interest income	$1,628,836	1,693,113	3,305,351	3,440,862
Total interest expense	557,414	515,178	1,119,221	1,007,852

Net interest income	1,071,422	1,177,935	2,186,130	2,433,010
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,071,422	1,177,935	2,186,130	2,433,010

Non-interest income	215,271	192,044	477,095	389,449
Non-interest expense	1,063,184	1,110,310	2,149,420	2,227,578

Income before income taxes	223,509	259,669	513,805	594,881
Income tax expense	75,936	88,183	174,622	202,155

Net income	147,573	171,486	339,183	392,726

PER SHARE DATA:
Earnings per basic share	$.40	.46	.91	1.05
Earnings per diluted share	$.40	.46	.91	1.05
Dividends declared per common share	$.24	.24	.48	.48

SELECTED OPERATING RATIOS:
Annualized return on average assets	.48%	.55%	.55%	.62%
Annualized return on average equity	4.27%	5.08%	4.92%	5.84%
Annualized operating expenses to average total assets	3.48%	3.55%	3.48%	3.53%
Interest rate spread during the period	3.23%	3.58%	3.29%	3.67%
Net interest margin	3.64%	3.92%	3.68%	4.01%
Average interest-earning assets to average interest-bearing liabilities	121.65%	120.13%	120.64%	120.17%